Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-205737) and related Prospectus of Aralez Pharmaceuticals Limited for the registration of 35,744,329 shares of its ordinary shares and to the incorporation by reference therein of our reports dated March 11, 2015, with respect to the financial statements of POZEN Inc., and the effectiveness of internal control over financial reporting of POZEN Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Raleigh, North Carolina
October 29, 2015